Exhibit 99.1
Press Release dated February 16, 2009

ECCO Energy Hires Ray Ward as New COO
HOUSTON, Feb. 16, 2009 -- ECCO Energy is pleased to announce the hiring of Ray Ward as Chief Operating Officer. Mr. Ward has over 30 years of engineering and management experience and has directed over $1 billion of capital in the oil and gas industry. He has overseen an excess of 5,000 wells and participated in the discovery or development of over 500 fields both domestic and worldwide which resulted in the production of over 5 trillion cubic feet in oil and gas equivalent. He started his career at Mobil Oil Corp. where he worked for 18 years in engineering, operations, production, and management. He is co-founder and Managing Partner of Republic Petroleum LLC, an exploration and production company focused in the Gulf of Mexico. In addition, he has worked for Millennium Offshore Group, Sonat Exploration, Hydraulic Well Control, New Tech Engineering, and El Paso Production. Mr. Ward received his B.S. in Petroleum Engineering from Mississippi State University and is currently a licensed Professional Engineer in the state of Texas.

Sam Skipper, ECCO's President said, "Ray Ward is joining ECCO at an opportune time. His experience in oil and gas exploration and production will be invaluable to ECCO as we pursue our exploration and production goals during the coming year. His hiring fills a void that we need to accomplish our plans relating to our recent acquisitions. Mr. Ward believes in our assets and ECCO's future to the extent that he has agreed to work for ECCO for a total of $1.00 salary and future stock options to be determined."

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "will," "anticipated," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. The reserve data included herein represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. As a result, estimates of different engineers often vary. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the SEC relating to oil and natural gas prices, and are inherently imprecise. In addition, important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the Company's industry and general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports. ECCO Energy Corp. (OTC Bulletin Board) takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company.